EXHIBIT 10.15

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), is entered into as of October 3rd, 2006 (the “Effective Date”) by and between PocketFinder LLC., and Michael Beydler (“Consultant”).

WITNESSETH:

WHEREAS, Company is a technology and telecommunications company that has designed and patented wireless communications products and systems combining advanced wireless technology to provide features of both mobile location services and cellular telephones; and

WHEREAS, Company wishes to assure itself of the services of Consultant for the period and upon the terms and conditions provided in this Agreement; and

WHEREAS, Consultant is willing to serve and to provide consulting to the Company on a project basis for said period and upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

l.           Period.

a.           Term.  Subject to the terms and conditions of this Agreement, Company hereby agrees to use Consultant for the design and implementation of PocketFinder LLC.  The capacity as set forth herein, commencing on the Effective Date and continuing in full force and effect until such time as the execution of each Task is completed, but in no event longer than three (3) years from the Effective Date (the “Consultancy Term”).

b.           Duties and Responsibilities.  During the Term, Consultant agrees to devote his working time and attention to the project and tasks faithfully and efficiently perform all reasonable responsibilities and duties to the best of his skill and abilities, in a competent and professional manner.

c.           Services.  During the Term, Consultant further agrees not to engage in any business or perform any services that are competitive with the business of or services provided by Company or that may be deemed to constitute a conflict of interest.  Notwithstanding anything to the contrary contained in this Section 1(c), Consultant shall not be prohibited from (i) rendering services to relatives, charitable or community organizations; (ii) managing her personal investments in such manner as to not interfere with the performance of her duties hereunder; or (iii) owning no more than seventy-five percent (75%) of the equity securities of a corporation or other entity, so long as (A) such services or activities are not rendered to any business which is competitive with the business of Company, and (B) such services or activities do not in any way interfere with the performance of Consultant’s duties and responsibilities hereunder.

2.           Compensation.  During the Term, Consultant shall be entitled to the company compensation package and benefits provided below.

(a)           Stock Incentive Plan/Options for Performance.  Consultant shall participate in the Stock Incentive Plan of the Company based on Performance as follows:

NUMBER	VESTING
100,000 shares	Issued to Mike Beydler on completion of the web-site
50,000 shares	Released to Mike Beydler on Oct 3, 2007
50,000 shares	Released to Mike Beydler on Oct 3, 2008
50,000 shares	Released to Mike Beydler on Oct 3, 2009

c.           Resignation.  Consultant may resign his current position with Company and thereby terminate his agreement, by giving thirty (30) days notice in writing.  Upon resignation, Consultant terminates any and all participation in the Stock Incentive Plan/Options for Performance as described in Section 2.b.

d.           Termination of Consulting.  Company may Terminate Consulting at any time during the Agreement by giving consultant thirty (30) days notice in writing.  Upon Termination, Company is obligated to pay any and all outstanding invoices.

3.           Confidential Information.

a.           Company Information.  Consultant acknowledges that during the course of employment, Consultant will have access to information about Company and that Consultant’s employment with Company shall bring Consultant into close contact with proprietary information of Company.  In recognition of the foregoing, Consultant agrees at all times during and following Consultant’s employment with Company, to hold in confidence, and not to use, except for the benefit of Company, or to intentionally disclose to any person, firm, corporation or other entity without written authorization of Company, any “Confidential Information” of Company which Consultant obtains or creates.  Consultant understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Consultant by Company in writing or by drawings of parts or equipment, or created by Consultant during the period of Consultant’s term during working hours.  Consultant understands that “Confidential Information” includes information pertaining to any aspects of Company’s business which is either information not known by actual or potential competitors of Company or is proprietary information of Company or its customers or suppliers, whether of a technical nature or otherwise.  Consultant further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Consultant.

b.           Third Party Information.  Consultant recognizes that Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes.  Consultant agrees to hold all such confidential or proprietary information in confidence and not to intentionally disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for Company consistent with Company’s agreement with such third party.

4.           Inventions.

a.           Inventions Retained and Licensed.  Consultant represents and warrants to Company that there are no inventions, original works of authorship, developments, improvements, or trade secrets which were made by Consultant prior to the commencement of his employment with the Company (collectively, “Prior Inventions)”), which belong solely to Consultant or belong to Consultant jointly with another, which relate in any way to any of Company’s proposed businesses, products or research and development, and which are not assigned to Company hereunder.  If, in the course of the Employment Period, Consultant incorporates into a Company product, process or machine a Prior Invention owned by Consultant or in which Consultant has an interest, Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such Company product, process or machine.

b.           Assignment of Inventions.  Consultant agrees that Consultant will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assign to Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Employment Period that (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of Company; (ii) result from or relate to any work performed for Company during normal business hours; and (iii) are developed through the use of Confidential Information (collectively, “Inventions”).  Consultant further acknowledges that all Inventions, which are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant’s employment with Company, are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by the Base Salary, unless regulated otherwise by law.

c.           Inventions on Consultant’s Own Time.  The provisions of Section 7(a and 7(b) above do not apply to any invention which qualifies fully under the provisions of California Labor Code §2870, which provides as follows:

§ 2870 - Invention on Own time - Exemption from Agreement

(1). Any provision in an employment agreement which provides that an Consultant shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Consultant developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (ii) result from any work performed by the Consultant for the employer.

(2). To the extent a provision in an employment agreement purports to require an Consultant to assign an invention otherwise excluded from being required to be assigned under subdivision (a) of Section 2870, the provision is against the public policy of this state and is unenforceable.

d.           Patent and Copyright Rights.  Consultant agrees to assist Company, or its designee, at Company’s expense, in every reasonable way to secure Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which are necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto.

5.           Return of Company Documents.  Consultant agrees that, at the time of termination of consulting with Company for any reason, Consultant will deliver to Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to Company, its successors or assigns.  Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6.           Injunctive Relief.  Consultant expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 6 and 7 of this Agreement will result in substantial, continuing and irreparable injury to Company.  Therefore, Consultant hereby agrees that, in addition to any other remedy that may be available to Company, Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach of threatened breach of the terms of this Agreement.

7.           Miscellaneous.

a.           Governing Law.  This Agreement is deemed to be entered into and performed in Orange County, California.  Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of law rules of California.  The parties hereby submit to the exclusive jurisdiction of the state of California in connection with any dispute arising from or related to this Agreement, and Los Angeles County shall be the sole venue therefore.

b.           Modifications and Amendments.  This Agreement may be modified or amended only by a written instrument executed by the parties hereto and approved in writing by a duly authorized officer of Company, no modification or amendment shall be effective absent such approval.

c.           Independence and Severability.  Each of the rights enumerated above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity.  If any of the covenants contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provision or the area or scope covered thereby, Consultant agrees that the court or arbitrator making such determination shall have the power to reduce the duration, scope and/or area of such provision and in its reduced form said provision shall then be enforceable.

d.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, and if addressed to the Company then at its principal place of business, or if addressed to Consultant, then his last known address on file with the Company.

e.           Waiver.  The observation or performance of any condition or obligation imposed upon Consultant hereunder may be waived only upon the written consent of Company.  Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of Consultant under this Agreement.

f.           Assignment.  This Agreement is personal to Consultant and shall not be assigned by his.  Company may assign its rights hereunder to (a) any corporation or other legal entity resulting from any merger, consolidation or other reorganization to which Company is a party or (b) any corporation, partnership, association or other legal entity or person to which Company may transfer all or substantially all of the assets and business of Company existing at such time.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

g.           Headings.  The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

h.           Counterparts.  This Agreement may be executed in one or more counterparts and transmitted by facsimile, a copy of which shall constitute an original and each of which, when taken together, shall constitute one and the same agreement.

i.           Survival of Provisions.  Notwithstanding anything to the contrary in this Agreement, Sections 3. 4. 5. 6. and 7 of this Agreement shall survive the termination of this Agreement for the period of time so specified or implied in such Sections, respectively.

j.           Arbitration.  Any controversy, dispute or claim of any nature whatsoever involving Company and Consultant or Consultant’s spouse or family, including without limitation any claims arising out of, in connection with, or in relation to this Agreement or Consultant’s employment with Company, any claims of unlawful discrimination, sexual harassment or wrongful termination, and any issues of arbitrability of any such disputes, will be resolved by final and binding arbitration before the American Arbitration Association in Los Angeles, California, in accordance with its employee arbitration rules.

k.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto in respect of the employment of Consultant by Company, superseding all negotiations, prior discussions, prior written, implied and oral agreements, preliminary agreements and understandings with Company or any of its officers, employees or agents.

IN WITNESS WHEREOF, this six (6) page Agreement is executed and agreed to as of the date first above written.

CONSULTANT

/s/ Michael Beydler
Michael Beydler

POCKETFINDER LLC

/s/ Joseph Scalisi
Joseph Scalisi - President